Exhibit 10.1

Liberty Media Corporation

12300 Liberty Blvd.

Englewood, CO 80113

January 6, 2025

Derek Chang
[Address Separately Provided]

Re: Chief Executive Officer and President

Dear Derek:

Liberty Media Corporation (the “Company”) is pleased to offer you a position as Chief Executive Officer and President of the Company. We trust that your knowledge, skills and experience will prove to be valuable assets to the Company. Your employment will begin on February 1, 2025, unless otherwise agreed between you and the Company. In connection with this offer of employment, the Board of Directors has also determined to appoint you to the Executive Committee of the Board effective as of your start date.

After your start date and subject to any changes in the Company’s policies or procedures, you will be eligible to receive the following salary and benefits as an employee:

Salary: Your annualized salary will be $2.5 million. This position will be an exempt position, and your paycheck will be delivered in accordance with the Company’s regular payroll procedures. Currently, salaries are paid biweekly by your choice of check or direct deposit.

Equity Compensation: The Compensation Committee has determined to grant you (1) an upfront signing award of restricted share units of FWONK shares with a grant date fair value equal to $5 million that will vest in one tranche on the fifth anniversary of your start date, and (2) an upfront award of restricted share units of FWONK shares with a grant date fair value equal to $15 million that will vest in one tranche on the fifth anniversary of your start date. In addition, for so long as you are employed by the Company, you will be entitled to an annual grant of options with respect to FWONK shares with a grant date fair value equal to $3 million that expires on the 7th anniversary of the grant date and vests annually on a declining schedule. The option award for 2025 determined to be granted to you by the Compensation Committee will vest equally over 5 years. Any option award made in 2026 will vest equally over 4 years, any option award made in 2027 will vest equally over 3 years, any option award made in 2028 will vest equally over 2 years and any award made in 2029 will vest in one year. All equity awards will otherwise be subject to the terms and conditions as set forth in the Company’s current form of award agreement, except as otherwise set forth below.

Benefits: You will be eligible for the standard Company benefits for full-time, exempt employees, as of the start date, except that you will receive an initial signing bonus of $150,000 to cover your relocation expenses in lieu of the relocation benefits set forth in the Company’s policies. Currently, the standard Company benefits include the following:

•	Participation in the Company’s executive deferred compensation plan;

•	Participation in the Company’s 401(k) retirement plan (including a 100% Company match up to 10% of salary contributed, subject to vesting requirements);
•	Executive-level paid time off (generally four weeks of vacation per year);
•	Health, dental, life and disability insurance; and
•	Executive-level business travel benefits.

Available benefits will be described in more detail in the materials that will be delivered to you on or before your first day of employment. Please review the materials for important information about eligibility, participation and other requirements. Unless otherwise provided in the plan or policy, all of the Company’s benefit plans and policies (including incentive award plans) are subject to amendment or termination at the discretion of the Company. Once the equity awards contemplated by this offer are granted, the terms of the applicable award agreements will control in the event of any inconsistency with this offer. All payments and benefits set forth in this offer letter are subject to applicable withholding on account of federal, state and local taxes.

Policies and Procedures: By accepting the Company’s offer of employment, you confirm your understanding that your employment will be subject to the Company’s policies, including its Employee Handbook, Insider Trading Policy and Code of Business Conduct and Ethics, and will be on an at-will basis. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, the Company will have the right to terminate your employment at any time, without or without cause or advance notice.

To the extent your employment is terminated by you or by the Company for cause (defined, for this purpose, as willful misconduct (including a breach of your obligations set forth herein), a willful and material violation of the Company’s policies or conviction of a felony for a crime of theft, fraud or other acts of moral turpitude), all salary and benefits will terminate immediately upon your last day of employment, and any outstanding unvested options, RSUs and other equity awards will be forfeited.

To the extent your employment is terminated by the Company other than for cause (as defined above), including for the avoidance of doubt, by reason of your death or long-term disability preventing you from fulfilling your duties, a sale or disposition of all or substantially all of the assets of the Company or the acquisition by any person or group, other than a person or group affiliated or associated with John C. Malone or his estate, trusts or family members, of shares of the Company’s common stock representing 45% or more of the then-outstanding voting power of the Company, you will be entitled to an additional 12 months of your then-annual salary, to participate in the Company’s benefits (to the extent permissible) for an additional 12 months and to full vesting of any then-outstanding equity awards.

In addition, you agree that, unless otherwise agreed between you and the Company, you will not hold any executive position with any other entity and will not serve on the board of directors of any other entity, in each case, during the term of your employment with the Company, except that you will be permitted to serve on the board of directors of one additional for-profit organization.

Further, you agree that you will maintain a residence in the Denver metropolitan area and will work primarily from the Company’s headquarters in Englewood, Colorado, in each case, except as your duties otherwise require with respect to applicable business travel.

Acceptance: To acknowledge acceptance of this offer of employment, please sign and date this offer letter where indicated below and return a signed copy to me.

Sincerely,

/s/ John C. Malone
John C. Malone
Chief Executive Officer and President

By signing and dating this letter below, I accept this offer of employment as Chief Executive Officer and President.

Signature:	/s/ Derek Chang	Date:	January 7, 2025
Derek Chang